Exhibit (d)(18)

INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE INTERNATIONAL LTD, TOKYO BRANCH

This INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT (the “Agreement”), is dated as of 3 January 2011, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, with its principal office at 100 East Pratt Street, Baltimore MD 21202, United States and T. Rowe Price International Ltd, Tokyo Branch, the Tokyo branch of T. Rowe Price International Ltd (“TRPIL-Tokyo”), a registered investment management business provider and investment advisory/agency business provider under FI&E Law in Japan, with its office at Yamato Seimei Building 20th Floor, 1-7, Uchisaiwai-cho 1-chome, Chiyoda-ku, Tokyo 100-0011, Japan.  T. Rowe Price International Ltd is a registered investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”).

WHEREAS, the Adviser has entered into the Portfolio Management Agreement with ING Investors Trust, Directed Services LLC (the “Company”), on behalf of its series, ING T. Rowe Price International Stock Portfolio (the “Fund”) dated October 24, 1997, as amended, and the Adviser has entered into a Sub-Advisory Agreement with ING Mutual Funds, a Delaware statutory trust (also referenced herein as the “Fund”) and ING Investments, LLC (the “Manager”), an Arizona limited liability company dated December 15, 2010; and

WHEREAS, each Fund (collectively, the “Funds”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) and is listed on the attached Schedule A; and

WHEREAS, TRPIL-Tokyo is engaged in the business of, among other things, rendering discretionary investment management services and is registered in Japan with the Financial Supervisory Agency (“FSA”) and the Kanto Local Finance Bureau (“KLFB”); and

WHEREAS, the Adviser desires to retain TRPIL-Tokyo to furnish certain discretionary investment management and dealing facilitation services to the Adviser and the Funds, and TRPIL-Tokyo is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.             Appointment.  Adviser hereby appoints TRPIL-Tokyo to furnish certain discretionary investment management and dealing facilitation services with respect to the Funds for the period and on the terms set forth in this Agreement.  TRPIL-Tokyo accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Duties of TRPIL-Tokyo.

A.            Services.  Subject to the supervision of the Funds’ Board of Directors (“Board”) and the Adviser, TRPIL-Tokyo shall furnish certain discretionary investment management and dealing facilitation services, as more fully described below, in relation to the investments of the Funds and in accordance with the Funds’ investment objectives, policies, and restrictions as provided in the Funds’ Prospectuses and Statements of Additional Information, as currently in effect and as amended or supplemented from time to time (“Prospectuses”), and such other limitations as the Funds may impose by notice in writing to Adviser or by Adviser to TRPIL-Tokyo.  TRPIL-Tokyo shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder.  In furtherance of this duty, TRPIL-Tokyo, on behalf of the Funds is authorized to:

(1) make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets traded on markets in Asia including Japan where, in the reasonable opinion of TRPIL-Tokyo, market events render it prudent to trade outside the usual business hours of the Adviser, or otherwise as agreed between the Adviser and TRPIL-Tokyo.  While, the Adviser agrees that TRPIL-Tokyo may delegate trading execution and related reporting/instruction functions to the T. Rowe Price Hong Kong trading desk (“HK Trading Desk”) in consideration that TRPIL-Tokyo does not have its own trading functions under the global business strategy of the T. Rowe Price group of companies;

(2) instruct the HK Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the HK Trading Desk on behalf of TRPIL-Tokyo may select, both in respect of trades initiated pursuant to sub-clause (1) above and, upon request by the Adviser, in respect of investment decisions taken by the Adviser and notified to TRPIL-Tokyo; and

(3) generally, perform any other act necessary to enable TRPIL-Tokyo to carry out its obligations under this Agreement or as agreed upon with the Adviser.

TRPIL-Tokyo shall not exercise any voting and other rights and privileges attaching to the securities held by the Funds unless instructed by the Adviser consistent with the terms of the Adviser’s agreements with the Company and the Manager.

B.            Personnel, Office Space, and Facilities of TRPIL-Tokyo.  TRPIL-Tokyo at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as TRPIL-Tokyo requires in the performance of its investment advisory and other obligations under this Agreement.

C.            Further Duties of TRPIL-Tokyo.  In all matters relating to the performance of this Agreement, TRPIL-Tokyo shall act in conformity with the Funds’ Articles of Incorporation, By-Laws, and currently effective Registration Statement (as defined below), and with the written instructions and directions of the Funds’ Boards of Directors and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the FSA, the KLFB, the rules thereunder, and all other applicable United States, state of Maryland, Japanese and other laws and regulations.  TRPIL-Tokyo shall at all times perform its duties with good care as a prudent manager and exercise its authority under this Agreement faithfully for the benefit of the Adviser and the Funds.

3.             Compensation.  For the services provided and the expenses assumed by TRPIL-Tokyo pursuant to this Agreement, the Adviser shall pay TRPIL-Tokyo a fee as agreed between the Adviser and TRPIL-Tokyo from time to time.

4.             Duties of the Adviser.

A.  The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Adviser’s agreements with the Company and the Manager and shall oversee and review TRPIL-Tokyo’s performance of its duties under this Agreement.

B.  The Adviser will furnish TRPIL-Tokyo upon request with copies of each of the following documents:

(1)           The Articles of Incorporation of the Funds, as amended from time to time and as filed with the relevant state agency, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)           The By-Laws of the Funds as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)           Certified resolutions of the Boards of the Funds authorizing the appointment of the Adviser and TRPIL-Tokyo and approving the form of Adviser’s agreements with Company and Manager and this Agreement;

(4)           The Funds’ Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto;

(5)           The Notifications of Registration of the Funds under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)           The Funds’ Prospectuses (as defined above);

(7)           Certified copies of any financial statement or report prepared for the Funds by certified or independent public accountants, and copies of any financial statements or reports made by the Funds to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish TRPIL-Tokyo with any further documents, materials or information that TRPIL-Tokyo may reasonably request to enable it to perform its duties pursuant to this Agreement.

C.            During the term of this Agreement, the Adviser shall furnish to TRPIL-Tokyo at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Funds or the public, which refer to TRPIL-Tokyo or its clients in any way, at a reasonable time prior to the use thereof, and the Adviser shall not use any such materials if TRPIL-Tokyo reasonably objects in writing fifteen business days (or such other time as may be mutually agreed) after receipt thereof.  The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to TRPIL-Tokyo or its clients in any way are consistent with those materials previously approved by TRPIL-Tokyo as referenced in the preceding sentence.

5.             Brokerage.

A.            TRPIL-Tokyo agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to have HK Trading Desk obtain quality execution at favorable security prices; provided that, on behalf of the Funds, TRPIL-Tokyo may, in its discretion, agree to have HK Trading Desk subject to monitoring obligations of TRPIL-Tokyo pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if TRPIL-Tokyo determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of TRPIL-Tokyo with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).  In no instance will portfolio securities be purchased from or sold to TRPIL-Tokyo, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.            On occasions when TRPIL-Tokyo deems the purchase or sale of a security to be in the best interest of more than one client of TRPIL-Tokyo, TRPIL-Tokyo, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by TRPIL-Tokyo in the manner TRPIL-Tokyo considers to be the most equitable and consistent with its fiduciary obligations to its clients.

6.             Ownership of Records.  TRPIL-Tokyo shall maintain all books and records pertaining to investment decisions made by TRPIL-Tokyo irrespective of the investment decisions made based on its own discretionary investment judgment or made based on the request by the Adviser and notified to TRPIL-Tokyo as stipulated in sub-clauses 2.A.(1) and 2.A.(2) in the foregoing (“TRPIL-Tokyo Responsible Portion”), which are required to be maintained by TRPIL-Tokyo pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Funds.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, TRPIL-Tokyo hereby agrees (i) that all records that it maintains for the Funds are the property of the Funds, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Funds and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Funds any records that it maintains for the Funds upon their request; provided, however, TRPIL-Tokyo may retain copies of such records.  TRPIL-Tokyo also shall maintain all books and records related with the TRPIL-Tokyo Responsible Portion required to be maintained by TRPIL-Tokyo pursuant to the Advisers Act and the rules and regulations promulgated thereunder (including but not limited to the prescribed periods).

7.             Reports.  TRPIL-Tokyo shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as TRPIL-Tokyo and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8.             Services to Others Clients.  Nothing contained in this Agreement shall limit or restrict (i) the freedom of TRPIL-Tokyo, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of TRPIL-Tokyo, who may also be a director, officer, or employee of the Funds, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.             TRPIL-Tokyo’s Use of the Services of Others.  TRPIL-Tokyo may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing TRPIL-Tokyo or the Funds, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as TRPIL-Tokyo may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Funds or in the discharge of TRPIL-Tokyo’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

TRPIL-Tokyo may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ third parties, whether or not affiliated, to perform administrative, dealing and ancillary services required to enable TRPIL-Tokyo to perform its services under this Agreement.  It is understood that TRPIL-Tokyo shall not be liable for acts of broker dealers provided they are selected in accordance with TRPIL-Tokyo’s fiduciary duties.

10.          Limitation of Liability of TRPIL-Tokyo.  Neither TRPIL-Tokyo nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Funds (at the direction or request of TRPIL-Tokyo) or TRPIL-Tokyo in connection with TRPIL-Tokyo’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Funds or (ii) any error of fact or mistake of law contained in any report or data provided by TRPIL-Tokyo, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Funds or from reckless disregard by TRPIL-Tokyo or any such person of the duties of TRPIL-Tokyo pursuant to this Agreement. TRPIL-Tokyo shall not offer any specific benefit or compensation for the loss to the Advisor or the Funds as long as TRPIL-Tokyo has faithfully conducted the duties given to TRPIL-Tokyo.  The Advisor or the Funds shall not demand such benefit or compensation from TRPIL-Tokyo.  However, nothing herein shall constitute a waiver of liability under applicable laws and regulations which may impose liability in certain instances for acts undertaken in good faith. In case any error occurs to the Funds in the process of investment management or related acts, TRPIL-Tokyo shall take a lead to settle the error to compensate the loss to the Funds and allocate to bear the corresponding amount among responsible parties.

11.          Representations of TRPIL-Tokyo.  TRPIL-Tokyo represents, warrants, and agrees as follows:

A.            TRPIL-Tokyo: (i) is registered with the FSA and KLFB and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, the FSA, the KLFB or applicable Japanese law from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or Japanese requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify TRPIL-Tokyo from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.            TRPIL-Tokyo has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser with a copy of such code of ethics, together with evidence of its adoption.

C.            TRPIL-Tokyo has provided the Adviser with a copy of T. Rowe Price International Ltd’s Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to the Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12.          Term of Agreement.  This Agreement shall become effective upon the date first above written, provided that with respect to the Funds this Agreement shall be approved by an executive committee of the Boards and ratified thereafter by a vote of a majority of each Board’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a Board meeting called for the purpose of ratifying such approval.  Unless sooner terminated as provided herein, this Agreement shall continue in effect through December 31, 2011.  Thereafter, this Agreement may continue in effect for such period as may be agreed in writing between the Adviser and TRPIL-Tokyo subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by the Funds’ Board by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Funds’ directors who are not parties to this Agreement or interested persons of any such party; and (b) TRPIL-Tokyo shall not have notified the Adviser, in writing, at least 60 days prior to such approval that it does not desire such continuation.  TRPIL-Tokyo shall furnish to the Funds, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13.          Termination of Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of a Board (acting on behalf of its respective Fund) or by a vote of a majority of the outstanding voting securities of each Fund on at least 60 days’ prior written notice to TRPIL-Tokyo.  This Agreement may also be terminated by the Adviser: (i) on at least 120 days’ prior written notice to TRPIL-Tokyo, without the payment of any penalty; (ii) upon material breach by TRPIL-Tokyo of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if TRPIL-Tokyo becomes unable to discharge its duties and obligations under this Agreement.  TRPIL-Tokyo may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the later to terminate of the Adviser’s agreements with the Company and the Manager.

Any termination shall be without prejudice to the rights and liabilities of either party in respect of transactions already initiated.  All outstanding transactions at the time of termination will be settled and delivery made.  TRPIL-Tokyo will account to the Adviser for such transactions.  The Adviser will not be required to make any additional payment to TRPIL-Tokyo on termination save for any periodic fee contractually due.  TRPIL-Tokyo may also charge and receive payment from the Adviser for any additional expenses which are necessarily incurred in terminating the Agreement plus any losses necessarily realised in settling or concluding outstanding obligations.

14.          Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if necessary, being approved by vote of a majority of each Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval..

15.                               Complaints.

All formal complaints should be made in writing to TRPIL-Tokyo at the address stated above.  All complaints will be referred to the appropriate person.

16.                               Consultation.

Both parties shall make their efforts to settle amicably any doubt or differences which may arise between them in relation to this Agreement, or in relation to matters not expressly provided for herein.

17.                               Miscellaneous.

A.            Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act in relation to the Funds.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control with respect to the Funds.

B.            Captions.  The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.            Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.            Interpretation.  Nothing herein contained shall be deemed to require the Company or the Manager to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Boards of their responsibilities for and control of the conduct of the affairs of their respective Funds.

E.             Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Date:    January 3, 2011

T. ROWE PRICE ASSOCIATES, INC.

/s/ Christopher P. Hayes
Christopher P. Hayes, Vice President

T. ROWE PRICE INTERNATIONAL LTD, TOKYO BRANCH

/s/ Campbell Gunn
Campbell Gunn
Representative in Japan and Vice President

T. Rowe Price International Ltd, Tokyo Branch

Yamato Seimei Building 20th Floor

1-7, Uchsaiwai-cho 1-chome

Chiyoda-ku, Tokyo 100-0011

Japan

Registration Number: Kanto Financial Bureau No. 1162

Approval Number: Prime Minister No. 52

Schedule A

The Series of ING Investors Trust to which T. Rowe Price Associates, Inc. shall act as Portfolio Manager and sub-delegate a portion to T. Rowe Price International Ltd, Tokyo Branch is as follows:

ING T. Rowe Price International Stock Portfolio

The Series of ING Mutual Funds to which T. Rowe Price Associates, Inc. shall act as Sub-Adviser and sub-delegate a portion to T. Rowe Price International Ltd, Tokyo Branch is as follows:

ING International Growth Fund